Exhibit 99.1
INGERSOLL-RAND COMPANY LIMITED
Condensed Consolidated Balance Sheet
(In millions)

UNAUDITED

	September 30,	December
	2004	31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$ 440.7	$ 417.2
Accounts and notes receivable, net	1,577.8	1,403.0
Inventories	1,026.5	858.0
Prepaid expenses and deferred income taxes	285.7	286.8
Assets held for sale	858.9	1,060.0

Total current assets	4,189.6	4,025.0

Property, plant and equipment, net	997.1	1,066.0
Goodwill	4,126.1	4,154.2
Intangible assets, net	637.3	632.0
Other assets	819.6	787.7

Total assets	$ 10,769.7	$ 10,664.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$ 658.8	$ 620.3
Accrued expenses and other current liabilities	1,251.6	1,282.4
Loans payable	621.7	797.0
Liabilities held for sale	350.9	438.9

Total current liabilities	2,883.0	3,138.6

Long-term debt	1,356.4	1,518.4
Other noncurrent liabilities	1,611.3	1,514.6

	5,850.7	6,171.6
Shareholders' equity:
Common stock	176.7	174.5
Other shareholders' equity	5,004.8	4,589.3
Accumulated other comprehensive income	(262.5)	(270.5)

Total shareholders' equity	4,919.0	4,493.3

Total liabilities and equity	$ 10,769.7	$ 10,664.9

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION